GulfMark Offshore, Inc.
Announces Completion of Redemption of 8.75% Senior Notes Due 2008

     HOUSTON, TX, August 23, 2004 - GulfMark Offshore, Inc. (NASDAQ:GMRK)
announced today that it has redeemed all of its $130,000,000 aggregate principal amount of 8.75% Senior Notes due 2008 (the "8.75% Notes") outstanding on the redemption date, August 23, 2004. The redemption price was 102.917% of the principal amount of the 8.75% Notes, or $1,029.17 per $1,000 principal amount of 8.75% Notes, plus interest accrued and unpaid to the redemption date. As a result of the completion of the Company's tender offer for the 8.75% Notes which expired on July 30, 2004 and the redemption, all of the Company's 8.75% Notes have been purchased by the Company and all debt associated with the 8.75% Notes has been retired.

     GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of fifty (50) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, Brazil and India.

     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the Company's filings with the SEC. Consequently, forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.

Contact:Edward A. Guthrie, Executive Vice President
              (713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the Company's filings with the SEC. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.